Exhibit 1.4

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Investor Relations	Media Relations	BioConvergence
Craig Celek CDC Corporation (212) 661-2160 craig.celek@cdccorporation.net	Jennifer Buchhalter Articulate Communications Inc. (617) 451-7788 ext. 16 jbuchhalter@articulatepr.com	Jennifer Winders BioConvergence (812) 961-1700 Jennifer.winders@bioc.us

BioConvergence Deploys the Ross Enterprise Resource Planning (ERP) Solution from CDC Software as its Operational System of Record

Contract service provider for the life sciences industry outfits its new facility with Ross ERP on time and 15 percent under budget

ATLANTA– August 29, 2006 – Ross Systems, a global provider of enterprise software solutions and a division of CDC Software, a subsidiary of CDC Corporation (NASDAQ: CHINA), today announced that BioConvergence LLC, a contract service provider for the life sciences industries, has deployed Ross’ enterprise resource planning (ERP) solution as its operational system of record. Completing implementation as scheduled and 15 percent under budget, Ross ERP will help BioConvergence streamline inventory management, manage financials and efficiently process transactional data.

As a contract service provider that manufactures and stores products for other life sciences companies, BioConvergence’s primary focus is to operate seamlessly as an extension of its customers’ operations. With the addition of a new, state-of-the-art storage facility for frozen, refrigerated and room temperature Active Pharmaceutical Ingredient (API), product and raw materials, all signs pointed to the need for a sophisticated, life sciences-focused ERP solution to help achieve its customer-driven goals and scale with the business.

“BioConvergence selected Ross ERP right out of the gate for several reasons,” said John Brooks, chief operating officer of BioConvergence. “First, our complex lot tracking and inventory control requirements dictated the need. We also wanted operations to mirror the system so our processes would work in tandem with Ross ERP from the start. We didn’t want to find out a year later there was a huge gap between processes and systems.”

In addition to preparing for rapid growth, BioConvergence selected Ross ERP to support one of its main competitive advantages – the ability to give clients complete, real-time visibility into their data via a secure portal. This includes 24/7 visibility into inventory status, lab test results and the environmental conditions where their products are stored.

“With Ross ERP, BioConvergence got everything it needed from one solution,” added Brooks. “From inventory control and financials to maintenance, analytics and much more, Ross ERP eliminates the need for disparate systems integration and the litany of challenges when faced with that scenario.”

“By utilizing Ross ERP to improve operational efficiencies and visibility into daily operations, technology leaders like BioConvergence are able to take their businesses to the next level,” said Michael Webster, director of life sciences for CDC Software. “In contrast to some of the generalized software giants, as a customer-driven company, we’ve developed Ross ERP based on feedback from our life sciences clients and their unique needs. From small, emerging biotechnology companies to billion-dollar drug manufacturers, our purpose is clear – providing customers with proven applications to optimize operations, improve profitability, strengthen partner relationships and streamline compliance.”

About BioConvergence
BioConvergence is a private, small woman-owned business that partners with pharmaceutical and biotechnology companies to supply critical services such as, cGMP-compliant storage and logistics, cGMP parenteral product development and consulting services to move new drugs from discovery to commercialization. For more information about BioConvergence, please visit www.bioc.us.

About Ross Systems
Ross Systems, Inc., a software unit of CDC Corporation (NASDAQ: CHINA), delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by more than 1,200 customer companies worldwide, the company’s family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance. For more information, visit www.rossinc.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Ross ERP to address the needs of life sciences customers such as the ability to offer complex lot tracking and inventory control, provide clients real-time visibility into their data, optimize operations, improve profitability, strengthen partner relationships and streamline compliance. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the life sciences industry; the continued ability of Ross’ solutions to address industry-specific requirements of companies in the life sciences industry; demand for and market acceptance of new and existing enterprise software and services; development of new functionalities which would allow life sciences companies to compete more effectively and changes in the type of information required to compete in the life sciences industry. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.